Exhibit 99

National Fuel Announces Management Changes:
Treasurer, Controller, Principal Financial Officer and Principal Accounting
Officers Named

(March 31, 2004) Williamsville, New York: National Fuel Gas Company (NYSE: NFG) (“Company”) announces the following management changes. Ronald J. Tanski, who is presently the Controller of National Fuel Gas Company, has been elected Treasurer and Principal Financial Officer of National Fuel Gas Company effective on April 1, 2004 and upon the retirement of Joseph P. Pawlowski from those positions. In addition, Karen M. Camiolo has been elected to serve as Controller and Principal Accounting Officer of National Fuel Gas Company, also upon Pawlowski’s retirement. Pawlowski, who is currently Treasurer, Principal Financial Officer and Principal Accounting Officer of National Fuel Gas Company, has announced that he will retire on April 1, 2004 after 28 years of service to the Company.

        “Joe has been a trusted colleague and close associate for many years and it was with reluctance that his decision to retire was accepted. We wish him every success as he embarks upon new challenges ahead,” said Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company. “It has been my pleasure to work with Ron Tanski for more than 20 years and I am confident that his skills and talents make him the right candidate to succeed Joe,” Ackerman said.

        Tanski has also been named Treasurer of National Fuel Gas Distribution Corporation, the Company’s public utility, and Secretary and Treasurer of National Fuel Gas Supply Corporation, the Company’s interstate pipeline and storage segment. His new responsibilities will also include the Company’s investor relations, tax and finance and forecasting functions.

        Tanski earned an MBA and a law degree from the State University of New York at Buffalo. He joined National Fuel in 1979 and has served in a variety of positions in both the Company’s regulated and non-regulated businesses. He was named Controller of the Company’s public utility in 1997 and was elected Controller of the Company in 2003. His experience also includes high-level management positions at Seneca

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March 31, 2004
National Fuel Management Changes
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Resources in Houston, Texas, the Company’s non-regulated exploration and production subsidiary; Empire Exploration, Inc., the Company’s Appalachian exploration subsidiary whose operations were merged with Seneca Resources; and Horizon Energy Development, the Company’s non-regulated subsidiary that focuses on the development of foreign energy projects.

        Karen M. Camiolo joined the Company in 1994 as Chief Auditor after working in public accounting for nine years. Camiolo earned an MBA from the State University of New York at Buffalo and is a Certified Public Accountant. Camiolo has also been named Controller of the Company’s public utility and interstate pipeline and storage companies.

        “With her strong background in public accounting and internal auditing, the Company’s Audit Committee and I have seen Karen demonstrate strong leadership and a full understanding of the critical nature of a public company’s auditing function. It is with great confidence that I announce her promotion,” Ackerman said.

        Named to replace Camiolo as Chief Auditor was James S. Smyczynski, a Certified Public Accountant who had 13 years of public accounting experience before joining the Company in 1992.

        National Fuel Gas Company (NYSE: NFG) is an integrated energy company with $3.8 billion in assets comprising the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:      Margaret Suto (716) 857-6987
Media Contact:         Julie Coppola Cox (716) 857-7079